SECOND AMENDMENT TO MASTER REPURCHASE AGREEMENT

This Second Amendment to Master Repurchase Agreement (this “Amendment”), dated as of November 25, 2008, between NATIXIS REAL ESTATE CAPITAL INC. (“Buyer”) and RCC REAL ESTATE SPE 3, LLC (“Seller”).

WITNESSETH

           WHEREAS, Buyer and Seller have entered into a Master Repurchase Agreement, dated as of April 12, 2007 (as amended or modified, the “Agreement”), between Buyer and Seller, which Agreement has been amended by that certain First Amendment to Master Repurchase Agreement, dated as of September 25, 2008, between Buyer and Seller;

WHEREAS, the Purchased Assets that are subject to Transactions under the Agreement as of the date hereof are set forth on Exhibit A (the “Existing Assets”);

WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings assigned thereto in the Agreement; and

WHEREAS, the parties wish to amend the Agreement upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises contained herein, and other valuable consideration, and intending to be legally bound, the parties hereby amend the Agreement as follows:

1.           Section 2 of the Agreement is hereby amended by:

 (a) deleting the terms: “Designated Purchase Percentage”, “Extension Conditions”, “Extension Fee” and “Non-Usage Fee”;

 (b) adding the following terms:

“Existing Assets” shall mean the Purchased Assets set forth on Exhibit A to the Second Amendment.

“Second Amendment” shall mean that certain Second Amendment to Master Repurchase Agreement, dated as of November 25, 2008, between Seller and Buyer.

“Underwritten Net Operating Income” shall mean the underwritten net operating income for any Mortgaged Property or Underlying Mortgaged Property as determined by Buyer in its commercially reasonable discretion based upon the difference between (i) and (ii) below:

(i)           Effective Gross Income shall be calculated as the sum of:

a.           the annualized in-place residential rent from the preceding three months of the applicable property’s rent rolls, plus,

b.           if applicable, commercial rents from the trailing-twelve month operating statement, less

c.           any concessions or other collection losses from the preceding three months of the applicable property’s operating statements annualized.

(ii)           Operating Expenses for each property shall be equal to the product of Effective Gross Income for such property (as calculated above) by the Expense Ratio for the applicable asset set forth below:

a.           Keystone Expense Ratio of 45%

b.           Lembi IV Expense Ratio of 45%

c.           Lembi I Expense Ratio of 40%

The Underwritten Net Operating Income for the Mortgaged Properties and Underlying Mortgaged Properties relating to the Existing Assets as of the date of the Second Amendment are set forth on Exhibit A thereto.

(c) deleting the defined terms set forth below in their entirety and replacing same with the following:

“Applicable Spread” shall mean, with respect to any Transaction (other than the Transactions relating to the Existing Assets), the percentage specified by Buyer (in its sole discretion) and set forth in a Confirmation.

“Eligible Preferred Equity Assets” shall mean a Preferred Equity Asset which is acceptable to Buyer in its sole discretion.

“Facility Amount” shall mean $100,000,000; provided that on the Outside Purchase Date, the Facility Amount shall be reduced to the aggregate Repurchase Price (excluding accrued Price Differential) for all Purchased Assets then subject to Transactions hereunder; and provided, further, that it is acknowledged and agreed that the aggregate Repurchase Price (excluding accrued Price Differential) for the Existing Assets subject to Transactions hereunder as of the date of the Second Amendment is $17,000,000 and, notwithstanding anything to the contrary contained herein, Buyer shall not be required to advance any additional amount of the Facility Amount for the purchase of additional Assets hereunder after the date of the Second Amendment unless and until Buyer has approved any future Eligible Assets and all of the terms and conditions of any future Transactions related thereto in its sole and absolute discretion.

“Market Value” shall mean (A) with respect to any Purchased Security, Mortgaged Property or Underlying Mortgaged Property (other than the Existing Assets) as of any relevant date, the market value for such Purchased Security, Mortgaged Property or Underlying Mortgaged Property on such date, as determined by Buyer in its sole discretion, exercised in good faith, or (B) with respect to any Purchased Loan or Purchased Preferred Equity Asset  (other than the Existing Assets) as of any relevant date, the lesser of (x) the market value for such Purchased Loan or Purchased Preferred Equity Asset on such date, as determined by Buyer in its sole discretion, exercised in good faith, and (y) the par amount of such Purchased Loan or Purchased Preferred Equity Asset; provided, that the value of any Hedging Transactions pledged with such Purchased Asset where the Buyer or an Affiliate of the Buyer is the counterparty shall be included in the determination of Market Value.  It is acknowledged and agreed that the Market Value for any Asset may be determined by Buyer to be zero.

“Original Purchase Percentage” shall mean, with respect to any Transaction the percentage designated for such Transaction by Buyer in its sole discretion and set forth in a Confirmation; and

(d) amending the term “Eligible Loans” by deleting the words: “in the good faith exercise of its sole discretion” in the third (3rd) line thereof and replacing same with the words: “in its sole discretion”.

2.           Section 3(a) of the Agreement is hereby amended by (a) deleting the words “reasonably determines” at the end of the third (3rd) sentence thereof and replacing same with the words “determines in its sole discretion” and (b) deleting the words “the exercise of its good faith business judgment” in the fourth (4th) sentence thereof and replacing same with the words: “its sole discretion”.

3.           Section 3(d)(ii) is hereby amended by (a) deleting “, and” at the end of such paragraph, and adding the following:

“; provided, however, that if Seller shall wish to terminate a Transaction relating to an Existing Asset by early repurchase, Seller shall be required to pay to Buyer on the Early Repurchase Date 120% of the Repurchase Price for the Keystone or Lembi IV Existing Assets or $1,000,000 for the early repurchase of the Lembi Mezz Existing Asset in lieu of the Repurchase Price for such Assets (in addition to the other amounts required to be paid above), but in no event shall the amount paid to repurchase any Asset under this Section 3(d)(ii) exceed the aggregate Repurchase Prices for all Assets then subject to Transactions hereunder, and”;

and (b) adding the following sentence at the end of Section 3(d):

“Any amount paid by Seller in connection with the early repurchase of an Asset under Section 3(d)(ii) in excess of the Repurchase Price for such Asset shall be applied by Buyer to reduce the Repurchase Prices for all remaining Assets then subject to Transactions hereunder on a pro rata basis (provided, that in no event shall the $1,000,000 required for the early repurchase of the Lembi Mezz Existing Asset be so reduced).”

4.           Section 3(e) of the Agreement is hereby amended by deleting the entirety of such provision other than the first (1st) sentence thereof.

5.           Section 3(f)(ii) is hereby deleted in its entirety.

6.           Section 3(l) is hereby deleted in its entirety.

7.           Section 4(a) is hereby deleted in its entirety and replaced with the following:

“(a)           If at any time, (i) (A) the aggregate Market Value for all Purchased Assets then subject to Transactions hereunder (other than the Existing Assets) shall be less than (B) the aggregate Market Value of such Purchased Assets as of the respective Purchase Dates therefor or (ii) the Underwritten Net Operating Income for the Mortgaged Property or Underlying Mortgaged Property relating to any Existing Asset as of any period (the “Measurement Period Existing Asset UNOI”) shall have decreased by ten percent (10%) or more from the Underwritten Net Operating Income for such Mortgaged Property or Underlying Mortgaged Property for such Existing Asset as of the date of the Second Amendment (the “Original Existing Asset UNOI”), then Buyer may by notice to Seller require Seller to transfer to Buyer (x) cash or (y) additional collateral acceptable to Buyer in its sole and absolute discretion, in the amount of the sum of (1) the amount (if any) by which the amount in clause (i)(B) above exceeds the amount in clause (i)(A) above and (2) for each one percent (1%)  reduction between the Measurement Period Existing Asset UNOI and the Original Existing Asset UNOI for any Existing Asset, an amount equal to    two percent (2%) of the Repurchase Price of such Existing Asset (the sum of the foregoing clauses (1) and (2), a “Margin Deficit”).”

8.           Section 4(b) is hereby deleted in its entirety.

9.           The third (3rd) and fourth (4th) sentences of Section 4(c) are hereby deleted in their entirety and replaced with the following:

“The failure of Buyer, on any one or more occasions, to exercise its rights under Section 4(a) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Seller agrees that any failure or delay by Buyer to exercise its rights under Section 4(a) of this Agreement shall not limit such Buyer’s rights under this Agreement or otherwise existing at law or in equity.”

10.           It shall be a condition precedent to the effectiveness of this Amendment that, on or before the date hereof, Seller shall have paid to Buyer $41,491,569 (the “Partial Repurchase Amount”), which amount shall be applied by Buyer (a) as payment in full of the Repurchase Prices with respect to certain Purchased Assets being repurchased by Seller on the date hereof (and the Transactions relating to such Purchased Assets shall be terminated as of the date hereof) and (b) in reduction of the Repurchase Prices of the Existing Assets to result in the current Repurchase Prices for such Existing Assets as set forth on Exhibit A.  Seller and Buyer acknowledge and agree that, as of the date hereof, the Applicable Spreads and the Repurchase Prices (exclusive of any accrued and unpaid Price Differential and after giving effect to application of the Partial Repurchase Amount) of the Existing Assets are as set forth on Exhibit A.

11.           Except as otherwise set forth herein, the Agreement shall remain unchanged and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

12.           This Amendment shall be governed by, and construed in accordance with the substantive laws of the State of New York.

13.           This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

14.                 This Amendment shall be binding upon and inure to the benefit of Seller and Buyer and their respective permitted successors and assigns.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered as of the day and year first written above.

NATIXIS REAL ESTATE	RCC REAL ESTATE SPE 3, LLC
CAPITAL INC.
By:	By:
Name	Name
Title	Title

EXHIBIT A

EXISTING ASSETS

Name	Type	Applicable Spread	Current Repurchase Price	Current UNOI
Keystone Apartments	Mortgage Asset	1.75%	$9,500,000	$1,164,852
Lembi IV Mortgage Portfolio	B Note (pari passu senior participation)	3.00%	$7,500,000	$1,270,919
Lembi I Mezzanine Portfolio	Mezzanine Loan Participation	N/A	-0-	$1,880,039